Pricing Supplement No.13                  Dated November 7, 2002                     Rule 424(b)(3)
CUSIP #:15405C CS 9                                                                   File No. 333-36456
(To Prospectus dated May 16, 2000)

CENTRAL MAINE POWER COMPANY

Medium-Term Notes, Series E
(Floating Rate)

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this pricing supplement or the prospectus to which it relates is truthful or complete. Any representation to the contrary is a criminal offense.

Principal Amount:  $15,000,000                                     Initial Interest Rate:   1.9975%
Price:                          100%
                                                                                       Base Rate:                 X LIBOR
Trade Date:              November 7, 2002                            Federal Funds Rate     Prime Rate
Original Issue Date:  November 13, 2002                          Treasury Rate              Other
Maturity Date:          January 27, 2006                              Commercial Paper Rate
Form:  X  Book-Entry
                Certified                  Interest Reset Period:       Daily             Weekly                     Monthly
                Both                                                      X  Quarterly       Semi-Annually          Annually
Interest Reset Dates:            27th of Feb., May, Aug., & Nov
Interest Determination Date:  Two London business days                      Spread (+/-):  + .60%
                                             before interest reset date                          Spread Multiplier:
Interest Payment Period:   Quarterly                                                      Alternate Rate Event
Interest Payment Dates:    27th of Feb., May, Aug., & Nov.                   Spread
                                        1st interest payment February 27, 2003         Maximum Interest Rate:
Index Maturity:                 3 mo. LIBOR                                               Minimum Interest Rate:

Redemption:
           X   The Notes cannot be redeemed prior to maturity
                 The Notes may be redeemed prior to maturity

                                    Redemption                                                                Redemption
                                       Date(s)                                                                       Price(s)

Repayment:
          X   The Notes cannot be repaid prior to maturity at the option of the holders thereof
                The Notes may be repaid prior to maturity at the option of the holders thereof

                                    Redemption                                                                Redemption
                                       Date(s)                                                                       Price(s)

Original Issue Discount Note:   Yes          X  No
          Total Amount of OID:
          Yield to Maturity:
          Initial Accrual Period:

As of the date of the issuance of the Series E Notes covered hereby, after giving effect to the issuance thereof, and after giving effect to the principal amount of any Medium-Term Notes being concurrently or theretofore issued or retired there will be $270,000,000 in aggregate principal amount of the
Company's Medium-Term Notes outstanding.